EXHIBIT 99

RESIDEO TECHNOLOGIES CONTINUES GROWTH MOMENTUM IN SECOND QUARTER 2019

Strong Revenue and Adjusted EBITDA with continued progress on previously announced growth and cost programs

Second Quarter Financial Highlights

•	Net Revenue of $1,242 million, up 4% on a GAAP basis and 6% on a Non-GAAP constant currency basis year over year

•	Adjusted EBITDA of $81 million; $116 million excluding Honeywell reimbursement agreement payments

•	GAAP Net Loss of $11 million; Adjusted Net Income of $23 million; Adjusted Net Income of $58 million excluding Honeywell reimbursement agreement payments

•	GAAP EPS loss of $0.09; Adjusted EPS of $0.19

•	2020 $50 million cost reduction program remains on track with $10 million in expected savings in 2019

•	Reiterating full-year 2019 guidance for revenue growth of 2 - 5% and upper end of the Adjusted EBITDA range of $410 - $430 million

AUSTIN, Texas, Aug. 7, 2019 – Resideo Technologies, Inc. (NYSE: REZI) reported second-quarter financial results for the quarter ended June 30, 2019. The company reported Net Revenue of $1,242 million, Adjusted EBITDA of $81 million and adjusted basic and diluted earnings per share of $0.19.

“Our momentum continues with strong top-line growth during the second quarter, spread evenly across our ADI Global Distribution and Products & Solutions businesses,” said Mike Nefkens, president and CEO of Resideo. “In the first half of the year, we launched several new products including the T9 and T10 smart thermostats and an industry-leading universal defrost control for heat pumps. We also completed acquisitions of LifeWhere and technology from Whisker Labs. Our three acquisitions to date, including Buoy Labs, put us at the forefront of whole home monitoring across the physical home networks of air, water, energy and security. The Resideo team is focused on executing our organic and inorganic growth strategies, as well as our cost reduction programs, as we continue to drive growth and long-term value creation for shareholders.”

Second-Quarter Performance

Net revenue for the second quarter was up 4% on a GAAP basis and up 6% on a Non-GAAP constant currency basis year over year. GAAP Net Income was down during the second quarter with a Net Loss of $11 million, while Adjusted Net Income was $23 million, and $58 million excluding the Honeywell reimbursement agreement payments. Adjusted EBITDA was $81 million, or $116 million excluding the Honeywell reimbursement agreement payments.

ADI Global Distribution revenue for the quarter increased by 4% on a GAAP basis, and 6% on a Non-GAAP constant currency basis year over year. Segment performance was driven by solid organic revenue growth in the Americas and EMEA regions. Segment Adjusted EBITDA increased by 12%, primarily driven by higher sales volumes and productivity. Growth in the quarter was driven by the Security and Life Safety product categories, as well as through continued expansion of its Professional A/V growth initiative. The ADI business also added to its product offering, notably announcing a distribution agreement with Samsung Pro. ADI continues to win high-value new business among security integrators throughout North America.

ADI’s leadership best practices were highlighted in Security Systems News and recognized by various industry publications, including being listed as the top Distributor Used by SDM magazine’s SDM 100.

Products & Solutions revenue increased by 4% on a GAAP basis, and 6% on a Non-GAAP constant currency basis year over year. Segment growth was driven by performance from the Security business with the migration to the new next-generation Pro Series security platform. Segment EBITDA was down 36% as a result of unfavorable product mix, production cost increases, and the impact of acquisition expenses. Negative impacts were partially offset by profit from increased volume, selling prices and raw material productivity.

In May, Resideo acquired innovative energy efficiency technology from Whisker Labs and hired the team behind it. The solutions pioneered by Whisker Labs provide analytics that work with Wi-Fi thermostats to intelligently control the cooling and heating of homes. The technology creates a thermodynamic model of a home to accurately predict home heating and air conditioning run time and energy use. This helps a homeowner use less energy and control comfort more efficiently.

In June, Resideo announced the acquisition of LifeWhere, marking its third acquisition since the spinoff. The LifeWhere technology uses machine learning and analytics to predict potential failure on critical home appliances, such as water heaters, furnaces and air conditioners. This service provides the detailed analytics required for professional contractors to dispatch technicians with the right skills to quickly repair the appliance before it causes a catastrophic failure.

Guidance and cash flow generation

The company reported a use of cash from operations of $27 million for the quarter, driven largely by a planned inventory build and payments related to the Honeywell reimbursement agreement. Cash usage in the quarter was in-line with our budgeted expectations for 2019.

Total debt decreased to $1,191 million, and liquidity is supported by a $350 million revolving credit facility, under which no amounts were outstanding as of the quarter end.

The company reiterates full-year 2019 guidance of Revenue growth of 2 - 5% and the upper end of the Adjusted EBITDA range of $410 - $430 million.

“As we continue investing in our business to generate sustainable growth, our balance sheet remains strong, and we continue to be disciplined in our cash management approach,” said Joe Ragan, executive vice president and chief financial officer. “Looking ahead, we expect third quarter revenue growth to be modest, driven by typical seasonality. We remain committed to our previously announced EBITDA guidance, supported by our cost reduction program, which is on track to yield $50 million in annualized savings by 2020.”

Table 1: Summary of Financial Results – Segment

($ millions)

	2Q 2018	2Q 2019	% Change
Products & Solutions
Revenue (1)	518	537	4%
Constant Currency (Non-GAAP)			6%
Segment Adjusted EBITDA (2)(3)	109	70	-36%
ADI Global Distribution
Revenue	678	705	4%
Constant Currency (Non-GAAP)			6%
Segment Adjusted EBITDA (2)(3)	41	46	12%
Total Company
Revenue	1,196	1,242	4%
Constant Currency (Non-GAAP)			6%
Adjusted EBITDA (Non-GAAP) (4)	119	81	-32%

(1)

Represents Product & Solutions revenue, net of intersegment revenue of $74 million and $145 million for the three and six months ended June 30, 2019 and $80 million and $159 million for the three and six months ended June 30, 2018, respectively. ADI Global Distribution does not have any intersegment revenue.

(2)	Excludes $4 million and $7 million of estimated stand-alone costs for the three and six months ended June 30, 2018 which is included in adjusted EBITDA (Non-GAAP).
(3)	Table 7 includes a Reconciliation of Segment Adjusted EBITDA (non-GAAP) to (loss) Income before taxes.
(4)	Table 6 includes a Reconciliation of Net (loss) income to Adjusted EBITDA (non-GAAP).

Conference Call

Resideo will hold a conference call with investors on Aug. 8, 2019, at 8:30 a.m. EDT. To participate in the conference call, please dial 888-599-8688 (domestic) or +1 323-994-2135 (international) approximately 10 minutes before it starts. Please mention to the operator that you are dialing in for Resideo’s second quarter 2019 earnings call or provide the conference code 288276. A replay of the conference call will be available from 12:30 p.m. EDT Aug. 8, until 12:30 p.m. EDT Aug. 15, by dialing 888-203-1112 (domestic) or +1 719-457-0820 (international). The access code is 3164853.

A real-time audio webcast of the presentation can be accessed at https://investor.resideo.com, where related materials will be posted prior to the presentation, and a replay of the webcast will be available for 30 days following the presentation.

About Resideo

Resideo is a leading global provider of critical comfort and security solutions primarily in residential environments and distributor of low-voltage electronic and security products. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes, with 15 million systems installed in homes each year. We continue to serve more than 110,000 contractors through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from more than 200 stocking locations around the world. Resideo is a $4.8 billion company with approximately 13,000 global employees. For more information about Resideo, please visit www.resideo.com.

The Honeywell Home trademark is used under a long-term license from Honeywell International Inc.

Contacts:
Media:	Investors:
Trent Perrotto	Michael Mercieca
(202) 834-6353	(512) 779-8646
trent.perrotto@resideo.com	michael.mercieca@resideo.com

Table 2: CONSOLIDATED AND COMBINED INTERIM STATEMENT OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Dollars in millions except per share data)
Net revenue	$1,242	$1,196	$2,458	$2,361
Cost of goods sold	946	850	1,849	1,672

Gross profit	296	346	609	689

Selling, general and administrative expenses	254	217	482	429

Operating profit	42	129	127	260

Other expense, net	35	124	19	176
Interest expense	18	—	35	—

(Loss) income before taxes	(11)	5	73	84
Tax expense (benefit)	—	(28)	36	6

Net (loss) income	$(11)	$33	$37	$78

Weighted Average Number of Common Shares Outstanding (in thousands)
Basic	122,700	122,499	122,635	122,499
Diluted	122,700	122,499	123,490	122,499
(Loss) Earnings Per Share
Basic	$(0.09)	$0.27	$0.30	$0.64
Diluted	$(0.09)	$0.27	$0.30	$0.64

Table 3: CONSOLIDATED INTERIM BALANCE SHEET (UNAUDITED)

	June 30, 2019	December 31, 2018
	(Dollars in millions, shares in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$142	$265
Accounts receivable	835	821
Inventories	722	628
Other current assets	147	95

Total current assets	1,846	1,809

Property, plant and equipment – net	304	300
Goodwill	2,650	2,634
Other intangible assets – net	127	133
Other assets	233	96

Total assets	$5,160	$4,972

LIABILITIES
Current liabilities:
Accounts payable	$1,009	$964
Current maturities of long-term debt	22	22
Accrued liabilities	528	503

Total current liabilities	1,559	1,489

Long-term debt	1,169	1,179
Obligations payable to Honeywell	581	629
Other liabilities	258	142
EQUITY
Common stock, $0.001 par value, 700,000 shares authorized, 123,268 and 122,967 shares issued and 122,710 and 122,499 shares outstanding as of June 30,2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	1,743	1,720
Treasury stock, at cost	(2)	—
Retained earnings	39	2
Accumulated other comprehensive loss	(187)	(189)

Total equity	1,593	1,533

Total liabilities and equity	$5,160	$4,972

Table 4: CONSOLIDATED AND COMBINED INTERIM STATEMENT OF CASH FLOWS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Dollars in millions)
Cash flows (used for) provided by operating activities:
Net (loss) income	$(11)	$33	$37	$78
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	20	16	36	33
Repositioning charges, net of payments	20	(2)	14	(1)
Stock compensation expense	7	5	14	9
Other noncash expense (income)	3	(20)	6	(12)
Changes in assets and liabilities:
Accounts, notes and other receivables	10	(30)	(7)	21
Inventories	(23)	(53)	(95)	(63)
Other current assets	8	(11)	(8)	(6)
Other assets	(7)	7	(8)	6
Accounts payable	(45)	88	25	106
Accrued liabilities	(17)	39	(17)	(10)
Obligations payable to Honeywell	1	—	(48)	—
Other liabilities	7	60	14	97

Net cash (used for) provided by operating activities	(27)	132	(37)	258

Cash flows used for investing activities:
Expenditures for property, plant, equipment and software	(23)	(8)	(38)	(24)
Cash paid for acquisitions, net of cash acquired	(11)	—	(17)	—
Proceeds received related to amounts due from related parties	—	—	—	7

Net cash used for investing activities	(34)	(8)	(55)	(17)

Cash flows used for financing activities:
Repayment of long-term debt	(5)	—	(11)	—
Non-operating obligations paid to Honeywell, net	(3)	—	(18)	—
Tax payments related to stock vestings	—	—	(2)	—
Net decrease in invested equity	—	(102)	—	(193)
Cashflow used by cash pooling	—	—	—	(8)

Net cash used for financing activities	(8)	(102)	(31)	(201)

Effect of foreign exchange rate changes on cash and cash equivalents	(1)	(4)	—	(3)

Net (decrease) increase in cash and cash equivalents	(70)	18	(123)	37
Cash and cash equivalents at beginning of period	212	75	265	56

Cash and cash equivalents at end of period	$142	$93	$142	$93

Table 5: RECONCILIATION OF NET INCOME (UNAUDITED) TO ADJUSTED NET INCOME (NON-GAAP)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Dollars in millions except per share data)
Net (loss) income (GAAP)	$(11)	$33	$37	$78
Environmental expense (1)	—	123	—	176
Honeywell reimbursement agreement expense (2)	36	—	22	—
Estimated stand-alone costs (3)	—	2	—	4
Stock compensation expense (4)	7	5	14	9
Repositioning charges	25	—	25	5
Other (5)	22	2	40	1
Income tax adjustments (6)	(21)	(56)	(8)	(60)

Adjusted Net Income excluding Honeywell reimbursement agreement payments (Non-GAAP)	58	109	130	213
Assumed cash payments related to Honeywell
Reimbursement Agreement (7)	(35)	(35)	(70)	(70)

Adjusted Net Income (Non-GAAP)	$23	$74	$60	$143

Adjusted Earnings Per Share (Non-GAAP)
Basic adjusted net income per share (Non-GAAP)	$0.19	$0.60	$0.49	$1.17
Diluted adjusted net income per share (Non-GAAP)	$0.19	$0.60	$0.49	$1.17

(1)	Represents historical environmental expenses as reported under 100% carryover basis.
(2)	Represents recorded expenses related to the Honeywell Reimbursement Agreement.
(3)	Represents the difference between our estimate of Selling, general and administrative costs as a stand-alone company and historical allocated costs.
(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)

Represents $10 million and $28 million in cost directly related to the Spin-Off, $12 million and $13 million related to developments on legal claims that arose prior to Spin-Off, and $0 million and ($1) million in non-operating (income) expense adjustment which excludes net interest (income) for the three and six months ended June 30, 2019. For the three and six months ended June 30, 2018, Other represents other non-operating (income) expense.

(6)

Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of discrete tax items, including the income tax impacts of the Tax Act. The tax effect of pre-tax items excluded from Adjusted Net Income is computed by adjusting the annualized effective tax rate to exclude the pre-tax non-GAAP adjustments noted above. The Income Tax Adjustment for the three and six months ended June 30, 2018 has been revised to use this methodology, rather than statutory tax rates. This change in methodology increased the Income Tax Adjustment benefit and decreased Adjusted Net Income by $32 million and $34 million for the three and six months ended June 30, 2018, respectively.

(7)

We are responsible to indemnify Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales; such payments will be subject to a cap of $140 million in respect of liabilities arising in any given year (exclusive of any late payment fees up to 5% per annum).

Table 6: RECONCILIATION OF NET INCOME (UNAUDITED) TO ADJUSTED EBITDA (NON-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Dollars in millions)
Net (loss) income (GAAP)	$(11)	$33	$37	$78
Net interest expense (income)	17	(1)	33	(1)
Tax expense (benefit)	—	(28)	36	6
Depreciation and amortization	20	16	36	33

EBITDA (Non-GAAP)	26	20	142	116
Environmental expense (1)	—	123	—	176
Honeywell reimbursement agreement expense (2)	36	—	22	—
Estimated stand-alone costs (3)	—	4	—	7
Stock compensation expense (4)	7	5	14	9
Repositioning charges	25	—	25	5
Other (5)	22	2	40	1

Adjusted EBITDA excluding Honeywell reimbursement agreement payments (Non-GAAP)	116	154	243	314
Assumed cash payments related to Honeywell
Reimbursement Agreement (6)	(35)	(35)	(70)	(70)

Adjusted EBITDA (Non-GAAP)	$81	$119	$173	$244

(1)	Represents historical environmental expenses as reported under 100% carryover basis.
(2)	Represents recorded expenses related to the Honeywell Reimbursement Agreement.
(3)	Represents the difference between our estimate of Selling, general and administrative costs as a stand-alone company and historical allocated costs, which excludes corporate depreciation charges.
(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)

Represents $10 million and $28 million in cost directly related to the Spin-Off, $12 million and $13 million related to developments on legal claims that arose prior to Spin-Off, and $0 million and ($1) million in non-operating (income) expense adjustment which excludes net interest (income) for the three and six months ended June 30, 2019. For the three and six months ended June 30, 2018, Other represents other non-operating (income) expense.

(6)

Pursuant to the Honeywell Reimbursement Agreement, we are responsible to indemnify Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales; such payments will be subject to a cap of $140 million in respect of liabilities arising in any given year (exclusive of any late payment fees up to 5% per annum).

Table 7: RECONCILIATION OF SEGMENT ADJUSTED EBITDA (NON-GAAP) TO COMBINED INCOME FROM CONTINUING OPERATIONS BEFORE TAXES

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Dollars in millions)
Products & Solutions Segment Adjusted EBITDA	$70	$109	$151	$226
ADI Global Distribution Segment Adjusted EBITDA	46	41	92	81

Segment Adjusted EBITDA (1)	116	150	243	307
Environmental expense (2)	—	(123)	—	(176)
Honeywell reimbursement agreement expense (3)	(36)	—	(22)	—
Net interest (expense) income	(17)	1	(33)	1
Depreciation and amortization	(20)	(16)	(36)	(33)
Stock compensation expense (4)	(7)	(5)	(14)	(9)
Repositioning charges	(25)	—	(25)	(5)
Other (5)	(22)	(2)	(40)	(1)

(Loss) income before taxes	$(11)	$5	$73	$84

(1)	Excludes $4 million and $7 million of estimated stand-alone costs for the three and six months ended June 30, 2018, which is included in adjusted EBITDA (Non-GAAP).
(2)	Represents historical environmental expenses as reported under 100% carryover basis.
(3)	Represents recorded expenses related to the Honeywell Reimbursement Agreement.
(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)

Represents $10 million and $28 million in cost directly related to the Spin-Off, $12 million and $13 million related to developments on legal claims that arose prior to Spin-Off, and $0 million and ($1) million in non-operating (income) expense adjustment which excludes net interest (income) for the three and six months ended June 30, 2019. For the three and six months ended June 30, 2018, Other represents other non-operating (income) expense.

Table 8: RECONCILIATION OF CONSTANT CURRENCY REVENUE % CHANGE

		Three Months Ended	Six Months Ended
		June 30,	June 30,
		2019	2019
		(Dollars in millions)
Products & Solutions revenue growth
	Net Products & Solutions revenue growth (GAAP)	$19	$47
	% Change	4%	5%
	Exclude: Foreign currency translation	-2%	-3%
	Constant currency growth (Non-GAAP)	6%	8%
ADI Global Distribution revenue growth
	Net ADI Global Distribution revenue growth (GAAP)	$27	$50
	% Change	4%	4%
	Exclude: Foreign currency translation	-2%	-2%
	Constant currency growth (Non-GAAP)	6%	6%
Total	revenue growth
	Total revenue growth (GAAP)	$46	$97
	% Change	4%	4%
	Exclude: Foreign currency translation	-2%	-2%
	Constant currency growth (Non-GAAP)	6%	6%

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, those described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended Dec. 31, 2018 filed with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on these forward-looking statements, such as guidance regarding 2019 and 2023 and our planned $50 million cost program, which speak only as of the date of this release. Forward looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Non-GAAP Financial Measures

This release includes EBITDA, Adjusted EBITDA, Adjusted EBITDA excluding Honeywell reimbursement agreement payments, Segment Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income excluding Honeywell reimbursement agreement payments, adjusted basic and diluted net income per share, constant currency growth, and other financial measures not compliant with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are adjusted for certain items above and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provide useful additional information relating to our operations and financial condition. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Refer to the tables above in this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures. We believe EBITDA, Adjusted EBITDA excluding Honeywell reimbursement agreement payments, Segment Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income excluding Honeywell reimbursement agreement payments, adjusted basic and diluted net income per share, and constant currency growth are important indicators of operating performance. For reconciliations of these measures to the most directly comparable GAAP financial measures to the extent that they are available without unreasonable effort, please refer to the tables above in this release. They should be read in connection with our financial statements presented in accordance with GAAP.

A reconciliation of Adjusted EBITDA to the corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the impact and timing on future operating results arising from items excluded from these measures, particularly environmental expense, Honeywell reimbursement agreement expense or gain, stock compensation expense, and other non-operating expense (income).